SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                       _______________

                          FORM 8-K

                       CURRENT REPORT

           PURSUANT TO SECTION 13 or 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):
			March 15,2005


                         FLYi, Inc.
     (Exact Name of Registrant as Specified in Charter)

     Delaware           0-21976		  13-3621051
   (State or Other     (Commission       (IRS Employer
   Jurisdiction of     File Number)   	 Identification
    Incorporation)			     Number)


   45200 Business Court, Dulles, VA                 20166
   (Address of Principal Executive Offices)     (Zip Code)


 Registrant's telephone number, including area code:
                        (703) 650-6000


                             N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01 Entry into a Material Definitive Agreement

On March 15, 2005, the Compensation Committee of the Board of Directors authorized a number of actions to lower the compensation of its three senior executives, Kerry Skeen, its Chairman and Chief Executive Officer, Thomas Moore, its President and Chief Operating Officer and Richard Surratt, Executive Vice President, Treasurer and Chief Financial Officer. The actions approved by the Compensation Committee, which include amending the executives' employment agreements, have been agreed to by the executives and are designed to promote the Company's efforts to reduce its costs, on both a cash and accounting basis.

First, the Compensation Committee approved reducing Mr. Skeen's salary by 15% and reducing the salaries of Messrs. Moore and Surratt by 10%. Messrs. Skeen, Moore and Surratt have agreed to amendments to their employment agreements to reflect the reduced salaries. As a result of these actions, as of April 1, 2005, the executives' adjusted salaries will be as follows:



                    Current Annual    Adjusted Annual
                    Base Salary       Base Salary

     Kerry Skeen,     $435,000          $369,750
     Chairman and
     CEO

     Tom Moore,       $275,000          $247,500
     President and
     COO

     Richard          $215,000          $193,500
     Surratt, EVP
     and CFO

These reduced salaries have the consequence of also reducing the amount of other elements of compensation that are calculated under the executives' employment agreements as a percentage or multiple of current base pay. In connection with the foregoing action, the Compensation Committee and Mr. Skeen agreed to a one-year, automatic extension of Mr. Skeen's employment under his agreement, thereby deferring Mr. Skeen's right to retire and collect retirement benefits under the agreement. Messrs. Skeen, Moore and Surratt did not receive any bonuses under the Company's bonus plans for 2004. Mr. Surratt was granted a cash bonus of $50,000 in 2005 for his efforts in leading the Company's financial restructuring that was announced on February 22, 2005.

Second, each of the executives agreed to waive and terminate their rights to future deferred compensation under their employment agreements. Prior to these amendments, Messrs. Skeen and Moore are each entitled to deferred compensation at the rate of 100% of their respective base salaries, meaning that the elimination of this right is equivalent to a 50% reduction in the amount of their fixed annual pay (i.e., compensation other than bonuses, stock options and perquisites). Mr. Surratt currently is entitled to deferred compensation at the rate of 75% of his base salary. In addition to reducing the Company's compensation expenses, elimination of the deferred compensation contributions will reduce the value of other benefits that are based on the deferred compensation program. The deferred compensation arrangements will be terminated as of May 1, 2005 in the case of Mr. Skeen. In the case of Messrs. Moore and Surratt, the deferred compensation arrangements will be terminated when they are credited with nine years of service under the arrangements (January 1, 2006 and January 1, 2008, respectively). In connection with this, the Compensation Committee authorized terminating the Company's obligation to advance payment for premiums due under "split-dollar" life insurance policies that the executives hold. Upon termination of the deferred compensation arrangements, the company will offset its obligation to pay the deferred compensation amounts against the executives' obligation to pay the Company an amount equal to the insurance policy premiums.

Third, Messrs. Skeen and Moore agreed to release the Company from its obligation to pay future premiums due under the foregoing "split dollar" life insurance policies. As a result, the Company will not be required to pay premiums in the amount of $710,000 that otherwise would be due on January 1, 2006.

Fourth, Mr. Skeen elected to defer until May 2006 the Company's obligation to pay him approximately $1.4 million, representing 50% of a tax reimbursement payment provided for in his employment agreement. This amount, which otherwise would have been payable to Mr. Skeen no later than the date of the Company's 2005 annual meeting of stockholders, represents a payment for amounts that will be taxable to Mr. Skeen under benefits he has accrued over the past nine years of service with the Company.

Finally, Messrs. Skeen, Moore and Surratt have agreed to the cancellation of out-of-the-money options covering approximately 2.3 million shares of the Company's common stock. The Compensation Committee anticipates using these shares for future equity compensation awards to key employees at the Company.

The reductions in salary, elimination of deferred compensation plan payments, and deferral of tax payments agreed to by Messrs. Skeen, Moore and Surratt will save the Company approximately $2.2 million in cash savings for the Company during the period April 1, 2005 to March 31, 2006.

			SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

                              FLYi, Inc.



Date:   March  18,  2005      By:   /S/  Richard J. Surratt
                              Richard J. Surratt
			      Executive Vice President and
			      Chief Financial Officer